                                                                     Exhibit 12

                          EasyLink Services Corporation
                            (formerly Mail.com, Inc.)
                    Computation of Earnings to Fixed Charges
                                ($ in thousands)


                                                                 Year Ended
                                                              December 31, 2000
                                                              -----------------
  Net loss before minority interest                                $ (232,011)
  Add: fixed charges                                                   10,959
  Less equity in undistributed income of
  unconsolidated subsidiary                                              (118)
  Less minority interest                                                2,484
                                                                    ----------
  Adjusted Loss                                                     $(218,686)
                                                                    ==========

  Fixed charges

      Interest expense                                                  9,632
      Interest portion of rental expense                                  640
      Amortization of bond issuance costs                                 687
                                                                      --------
  Total fixed charges                                                 $10,959
                                                                      ========

  Ratio of earnings to fixed charges                                      N/M





                                            Year Ended           Year Ended          Year Ended          Year Ended
                                        December 31, 1996    December 31, 1997   December 31, 1998    December 31, 1999
                                        -----------------    -----------------   -----------------    -----------------
Net loss                                       $ (544)            $(2,996)           $(12,525)            $(61,571)
Add: fixed charges                                  4                  41                 145                  898
                                                   --                  --                  --                   --
                                               -------            --------           ---------            ---------
Adjusted Loss                                  $ (540)            $(2,955)           $(12,380)            $(60,673)
                                               =======            ========           =========            =========

Fixed charges
  Interest expense                             $     2            $     35           $     109            $     751
  Interest portion of rental expense                 2                   6                  36                  147
                                               -------            --------           ---------            ---------
Total fixed charges                                 $4                 $41                $145                 $898
                                               =======            ========           =========            =========

Ratio of earnings to fixed charges                 N/M                 N/M                 N/M                  N/M


For the years ended December 31, 1996, 1997, 1998, 1999 and 2000 earnings as defined did not cover fixed charges by $540, $2,955, $12,380, $60,673 and $218,586 respectively, due to a net loss during the period.

N/M  Not Meaningful